NSAR ITEM 77O
October 1, 2000 to March 31, 2001
Van Kampen Utility Fund
10f-3 Transactions

Underwriting  Underwriting             Purchased From     Amount of         % of          Date of
     #                                                       shares       Underwriting     Purchase
                                                           Purchased

     1.       Dominion Resources Inc.  Merrill Lynch          39,400       0.525%        10/05/00

     2.       Utilicorp United         Merrill Lynch          75,000       0.750%        03/05/01

     3.       Duke Energy              Merrill Lynch          61,200       0.197%        03/13/01



Underwriting Participants for #1

Lehman Brothers Inc.
Banc of America Securities LLC
Credit Suisse First Boston Corporation
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated


Underwriting Participants for #2

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
UBS Warburg LLC
ABN AMRO Rothschild LLC
Credit Lyonnais Securities (USA) Inc.
Credit Suisse First Boston Corporation
Deutsche Banc Alex Brown Inc.
A.G. Edwards & Sons, Inc.
Edward D. Jones & Co., L.P.
Lehman Brothers Inc.
Prudential Securities Incorporated
Salomon Smith Barney Inc.
U.S. Bancorp Piper Jaffray Inc.
Robert W. Baird & Co. Incorporated
Fehnestock & Co. Inc.
Legg Mason Wood Walker, Incorporated
Pryor, McClendon, Counts & Co., Inc.
Raymond James & Associates, Inc.
Securities Investment Company of Kansas City
Stifel, Nicolaus & Company, Incorporated


Underwriting Participants for #3

Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities LLC
Credit Suisse First Boston Corporation